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                                                  EXHIBIT 10.1




            SEARLE PHANTOM STOCK OPTION PLAN OF 1986


ARTICLE I.  GENERAL PROVISIONS
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     SECTION 1.  Purposes.  The SEARLE PHANTOM STOCK OPTION PLAN
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of 1986 ("Plan") is designed to attract and retain for the
Company and its Subsidiaries personnel of exceptional ability; to motivate such personnel through added incentives to make a maximum contribution to greater profitability; to develop and maintain a highly competent management team; and to be competitive with other pharmaceutical companies in the executive compensation area.

     SECTION 2.  Definitions.  Except where the context otherwise
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indicates, the following definitions apply:

          "Associated Company" means any corporation (or partnership, joint venture, or other enterprise), of which the Company owns or controls, directly or indirectly, 10% or more, but less than 50% of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable equity participation and voting power), but which is not a Subsidiary.



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          "Base Value" means the value per Share on the date of
          the grant of an option with respect to a Share, as such value is determined by the Committee pursuant to
          Article II, Section 3(e).  As of October 24, 1986, the
          Base Value per Share is $10.53.

          "Board" means Board of Directors of the Company.

          "Committee" means the Executive Compensation and Development Committee of the Board or any successor committee ("ECDC"), such committee consisting of three or more members of the Board as may be appointed by the Board to administer this Plan, or such other body (whether or not consisting of members of the Board) to whom the ECDC or other Board Committee may delegate its powers (or a part thereof) to administer this Plan.

          "Company" means G. D. Searle & Co.

          "Eligible Participant" means any regular full-time employee (including any director who is an employee) of the Company or a Subsidiary.

          "Option" shall mean an option granted pursuant to this Plan to receive the difference between the Base Value and Surrender Value of a Share.


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          "Participant" means an Eligible Participant to whom an
          option has been granted.

          "Phantom Share" or "Share" means a unit of value in the Company created solely for purposes of calculating payments to be made to Participants under this Plan, Phantom Shares are not securities and neither the grant nor the exercise of an option with respect to such Phantom Shares will entitle a Participant to any rights except the right to receive appreciation in the value of such Phantom Shares, if any, as provided in this Plan.

          "Subsidiary" means any corporation (or partnership, joint venture, or other enterprise) (i) of which the Company owns or controls, directly or indirectly, 50% or more of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable equity participation and voting power) or
          (ii) which the Company otherwise controls by contract or any other means. "Control" means the power to direct or cause the direction of the management and policies of a corporation, partnership, joint venture, or other enterprise.

          "Surrender Value" means the most recent published value per Share as of the date of exercise of an option with respect to such Share, as such value is determined by


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          the Committee pursuant to Article II, Section 3(e).
          "Published" means that the notification to Participants required by Article II, Section 3(d) has been given as of the date of exercise of the applicable option.

          "Termination of Employment" means the discontinuance of employment of a Participant for any reason other than a Transfer.

          "Transfer" means a change of employment of a Participant within the group consisting of the Company, its Subsidiaries and Associated Companies, and Monsanto
          Company, its subsidiaries, and associated companies.

     SECTION 3.  Administration
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     (a)  This Plan shall be administered by the Committee, which shall have the right to interpret this Plan and to select the persons who are to receive options under this Plan, including, without limitation, the determination of the number of Shares to be subject to and the form, terms, conditions and duration of each
          option.   All acts and decisions of the Committee with
          respect to any questions arising in connection with the administration and interpretation of this Plan, including the severability of any and all of the provisions hereof, shall be conclusive, final and binding upon all Participants.


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     (b)  The Committee may adopt and amend, from time to time, rules and regulations of general application for the administration of this Plan, including terms and conditions related to the receipt and exercise of Options.

     (c) Without limiting the foregoing (and notwithstanding any other provisions of this Plan), the Committee is authorized to take such action as it determines to be necessary or advisable, and fair and equitable to Participants, with respect to Options, in the event of: a cash dividend paid by the Company, a merger of the Company with, consolidation of the Company into, or the acquisition of the Company by, another corporation; a sale or transfer of all or any significant part of the assets of the Company to another corporation or any other person or entity; issuance or sale of common stock of the Company (other than to the Company's parent corporation, Monsanto Company, or its affiliated corporations ("Monsanto")); or other reorganization in which the Company will not survive as a separate corporation. Such action may include (but shall not be limited to) revising the number of Phantom Shares subject to the Plan and/or outstanding options, or establishing, amending or waiving the forms, terms, conditions and duration of Options so as to provide for earlier, later, extended or additional times for Share valuations, Option exercises or payments, differing


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          methods for calculating payments, alternate forms and
          amounts of payment, or other modifications. The Committee may take such actions pursuant to this
          Section 3 by adopting rules and regulations of general applicability to all Participants or to certain categories of Participants, by including, amending or waiving terms and conditions in Option grants, or by taking action with respect to individual Participants. The Committee may take such actions as part of the grants or before or after the public announcement of any such dividend, merger, consolidation, acquisition, sale or transfer of assets, issuance or sale of shares or other reorganization.

ARTICLE II.  PLAN
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     SECTION 1.  Phantom Shares.
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     (a)  (i)  Solely for purposes of valuations under this Plan, there shall be deemed to be a total of 100,000,000 Phantom Shares outstanding at all times (subject to any contrary determination pursuant to
               Article I, Section 3(c)), whether or not Options for the full amount thereof have been issued hereunder.
          (ii) The total number of Shares for which options may be granted under this Plan to any one Eligible Participant shall not exceed in the aggregate 5% of the total number of Shares for which Options may be granted under this Plan.


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     (b)  The total number of Shares for which Options may be
          granted under this Plan shall not exceed 100,000,000 Shares; provided that, Shares as to which Options have lapsed unexercised shall not be counted against such total number.

     SECTION 2.  Incidents of Options.
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
     (a) Each Option shall be granted subject to such terms and conditions, if any, not inconsistent with this Plan, as shall be determined by the Committee, including any provisions as to continued employment as consideration for the grant or exercise of such Option and any provisions which may be advisable to comply with applicable laws, regulations or rulings of any governmental authority. Unless otherwise provided at the time of any Option grant and except as otherwise specifically provided in this Plan, Options shall only be exercisable by a Participant as follows:

                                   Percentage of Total Options
          Option Exercise Dates       Per Grant Exercisable
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
     1.   On and after twelve (12)           33 1/3%
          months from the Option grant
          date
     2.   On and after twenty-four (24)      66 2/3%
          months from the Option grant
          date
     3.   On and after thirty-six (36)       100%
          months  from the Option grant
          date

          If the application of the foregoing vesting schedule would result in appreciation on a fractional Share


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          being payable upon the exercise of an Option, the
          number of Options vested shall be rounded up to the next full Share, but not to exceed in the aggregate the original grant total.

     (b) An Option shall not be transferable by the Participant otherwise than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the Participant only by him or her or by his or her guardian or legal representative.

     SECTION 3.  Conditions of Options.  The initial grant of
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Options under this Plan shall be made on October 24, 1986 and additional Options may be granted to Eligible Participants at such time or times determined by the Committee, subject to the following terms and conditions (except as may be varied by the Committee pursuant to Article II, Section 2):

     (a) The Option may be exercised in full or in part from time to time prior to Termination of Employment and within ten (10) years from the date of the grant, or such shorter period as may be specified by the Committee in the respective grant, provided that options exercisable as of the date of Termination of Employment shall remain exercisable for a period of up to three (3) months following Termination of Employment (up to five (5) years if employment shall have terminated as a result of total and permanent


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          disability as determined by the Committee; retirement
          pursuant to, and as defined in, the applicable pension plan of the Company, its Subsidiary or Associated Company; or death and up to twelve (12) months if employment shall have terminated as a result of involuntary termination due to conditions beyond the employee's control); provided, further, that no such period following Termination of Employment shall extend the original exercise period of the Option.

     (b) In the event of Termination of Employment due to retirement (as defined in (a) above), death, total and permanent disability (as determined by the Committee), or involuntary termination due to conditions beyond the employee's control, all Options granted more than twelve (12) months prior to such event shall, notwithstanding Article II, Section 2, become immediately exercisable.

     (c) The Base Value of a Share subject to an Option shall be determined by the Committee on the date of the grant of the Option, The Surrender Value of Shares subject to Options shall be determined by the Committee from time to time but in no event less frequently than once each eighteen (18) months. The Committee may, in its sole discretion, determine the Surrender Value on a more frequent basis. Written notice (addressed as provided in (d) below) of the date of any determination shall be


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          given to all Participants not less than thirty (30)
          days prior to such date.

     (d) The applicable Base Value shall be shown on the certificates or other documents issued at the time of the grant of each Option, and notice of each Surrender Value shall be delivered to Participants promptly following determination by the Committee (but in no event later than thirty (30) days following such determination), addressed to each Participant's last known residence as shown on the records of the Company.

     (e) Base Values and Surrender Values shall be determined based on the committees valuation of the Company which in turn shall be based on such factors and methods as the Committee shall deem appropriate. Such factors and methods may, but need not, include use of appraisers, investment banker analyses or other independent sources, and may result in valuations different from those which would be obtained using book value, investment banker, appraised value or other methods commonly used to value pharmaceutical companies. The decision of the Committee as to such valuations of the Company shall be final and binding on all Participants and the Company. The Committee need not make known its methods of valuation, nor need the Committee be consistent from valuation to valuation in the methods used. Each valuation of the Company shall be divided


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          by 100,000,000 to yield the per Share Base Value or
          Surrender Value, as applicable.

     (f) Upon the exercise and surrender to the Company of an Option, the Participant shall be entitled to receive the amount, if any, by which the Surrender Value exceeds the Base Value of the Shares subject to such Option, less applicable withholding taxes.

     (g) Each Option grant may include any other terms and conditions not inconsistent with this Plan, as determined by the Committee.

ARTICLE III.  MISCELLANEOUS PROVISIONS
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     SECTION 1.  Transfer.  No Option shall be transferable
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except as provided for herein in the case of death.  If any
Participant makes such a transfer in violation hereof, any obligation of the Company with respect to such Option shall forthwith terminate.

     SECTION 2.  Continued Employment.  Nothing in this Plan or
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any booklet or other document describing or referring to this
Plan shall be deemed to confer on any employee or Participant the right to continue in the employ of his or her employer or affect the right of his or her employer to terminate the employment of any such person with or without cause.


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     SECTION 3.  Segregated Fund.  Nothing contained herein shall
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require the Company to segregate any monies from its general funds, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant. Each Participant is a general unsecured creditor of the Company.

     SECTION 4.  Governing Law.  This Plan and all actions taken
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hereunder shall be governed by the laws of the State of Illinois.

     SECTION 5.  Withholding.  The Company may make such
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provisions and take such steps as it may deem necessary or
appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with any option or the exercise thereof.

ARTICLE IV.  AMENDMENTS
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The Board, the ECDC or any other duly authorized committee of the
Board may from time to time amend this Plan, or discontinue this Plan or any provision thereof, provided that no amendment to this Plan shall, without the written consent of the Participant, adversely affect any option theretofore granted to such Participant under this Plan.

ARTICLE V.  MISCELLANEOUS
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     SECTION 1.  Effective Date.  The effective date of this Plan
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shall be October 24, 1986.


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     SECTION 2.  Other Plans.  This Plan is not intended to and
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shall not preclude the establishment or operation by the Company or any Subsidiary of any thrift, savings and investment, achievement award, stock purchase, employee recognition or other benefit plan or arrangement for any employees and any such other plan may be authorized and payments made thereunder independently of this Plan.


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